EXHIBIT 99.1

NEWS RELEASE

Enbridge Inc. Reports Strong First Quarter 2019 Results

CALGARY, ALBERTA - May 10, 2019 - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported first quarter 2019 financial results and provided a quarterly business update.

FIRST QUARTER 2019 HIGHLIGHTS
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•
GAAP earnings of $1,891 million or $0.94 per common share for the first quarter of 2019, compared to $445 million or $0.26 per common share in the first quarter of 2018, both including the impact of a number of unusual, non-recurring or non-operating factors

•	Adjusted earnings was $1,640 million or $0.81 per common share for the first quarter of 2019, compared to $1,375 million or $0.82 per common share in the first quarter of 2018

•	Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) was $3,769 million for the first quarter of 2019, compared to $3,406 million in the first quarter of 2018

•	Cash Provided by Operating Activities was $2,176 million for the first quarter of 2019, compared to $3,194 million for the first quarter of 2018

•	Distributable Cash Flow (DCF) was $2,758 million for the first quarter of 2019, compared to $2,312 million for the first quarter of 2018

•	Reaffirmed financial guidance range for 2019 Distributable Cash Flow per Share of $4.30 to $4.60/share

•
Progressed execution of Line 3 Replacement project: Canadian segment construction expected to be completed by end of May 2019; Minnesota Public Utilities Commission (MPUC) denied all petitions to reconsider its project approvals; obtained a new permitting timeline from Minnesota environmental permitting agencies; based on the new timeline, project in-service date targeted for the second half of 2020

•	Announced today a successful open season supporting a $0.2 billion expansion of the Dawn-Parkway gas transmission system

•
Announced plans to launch a binding open season in mid-July to secure firm transportation agreements on the Liquids Mainline System upon expiry of the Competitive Toll Settlement (CTS) agreement in June 2021

•
Achieved a Debt:EBITDA metric of 4.7x on a trailing twelve month basis based on Management's calculation methodology, well within the Company's target leverage range of "4.5x to comfortably below 5.0x"

•	Moody's upgraded Enbridge's senior unsecured debt rating from Baa3 to Baa2 while maintaining a positive outlook on the rating

CEO COMMENT

"We're very pleased with our strong start to 2019," commented Al Monaco, President and Chief Executive Officer of Enbridge. "Operationally, all of our systems are running well and near capacity. In fact, we hit record throughput levels this quarter on the Liquids Mainline System. In addition, our gas transmission systems were in high demand given the colder weather we experienced in our franchises this winter, and the Ontario gas utility business hit record dispatch days in January and February. We also benefited from strong margins in our Energy Services business this quarter.
"This strong operating performance, in combination with new projects that came into service this past year, drove record EBITDA in the first quarter, although the Line 3 in-service delay to 2020, relative to our full year 2019 budget, will offset this first quarter strength. Our 2019 DCF guidance range is unchanged at $4.30 to $4.60 per share.
"Each of the business units demonstrated progress on key initiatives this quarter. Our Liquids Pipelines team continued discussions with customers on the terms of a new commercial framework for the Liquids Mainline System to replace the existing CTS tolling agreement expiring in 2021. We expect to be in a position to launch an open season in mid-July, with the goal of bringing forward a new toll filing to the regulator by year-end.
"Our Gas Transmission team has been advancing rate case discussions for the Texas Eastern system, and the business development group is active in the US Gulf Coast right now assessing opportunities to support LNG development.
"Within the Gas Utility business, this was the first quarter of combined operations and we’ve begun driving out efficiencies. We've also secured an additional expansion of the Dawn to Parkway transmission system, a low risk organic growth project that supports increasing gas flows into our franchise areas and further into the U.S. northeast.
"We're also pleased with the ongoing execution progress being made on the Line 3 replacement project. Firstly, in Canada, we expect to have construction complete on this segment of the line by the end of May. And in Minnesota, we now have permitting timelines from the state’s agencies that support issuance of the environmental permitting by November. We’re working closely with these agencies and we expect to bring the full project into service within the second half of 2020, subject to timely permitting approvals.
"Finally, from a strategic standpoint, the actions we've taken over the past year have put us in a position of strength going forward, and we're seeing the benefits of this already. The operating and financial performance of our core low risk businesses have been strong and reliable. Our balance sheet has been reinforced and we now have significant financial flexibility which has, among other things, enabled us to eliminate our DRIP and move to a self-funded growth model. And we're also seeing significant efficiencies take hold, namely, elimination of our sponsored vehicles, amalgamation of our two Ontario utilities, and debt restructuring from the structural streamlining that has taken place.
"In summary, it was another strong quarter for Enbridge across all of the business units. We’re pleased with the operational and financial performance, and we’ll continue to advance our key strategic priorities throughout the balance of the year, with an enhanced focus on capital allocation, growth and return on investment to maximize shareholder value,” concluded Mr. Monaco.

FINANCIAL RESULTS SUMMARY
Financial results for the three months ended March 31, 2019, are summarized in the table below:

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,891	445
GAAP Earnings per common share	0.94	0.26
Cash provided by operating activities	2,176	3,194
Adjusted EBITDA[1]	3,769	3,406
Adjusted Earnings[1]	1,640	1,375
Adjusted Earnings per common share[1]	0.81	0.82
Distributable Cash Flow[1]	2,758	2,312
Weighted average common shares outstanding	2,016	1,685
1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as an Appendix to this news release.

GAAP earnings attributable to common shareholders for the first quarter of 2019 increased by $1,446 million or $0.68 per share compared to the same period in 2018. The period-over-period comparability of earnings attributable to common shareholders was impacted by certain unusual and infrequent factors, including the absence in 2019 of a non-cash charge resulting from the write down of assets held for sale in 2018 and the change in non-cash derivative fair value gains and losses. Also driving higher GAAP earnings was the impact of stronger business performance as described below.

Adjusted earnings in the first quarter 2019 increased by $265 million. The increase was primarily driven by strong operating results and operating cost efficiencies across many of the Company’s business units, partially offset by the loss of contributions from assets which were sold during 2018. On a per share basis, adjusted earnings decreased by $0.01 per share compared to the same period in 2018, reflecting a higher share count after Enbridge’s common equity financed acquisition of all of the outstanding equity securities of its sponsored vehicles not beneficially owned during the fourth quarter of 2018.

DCF for the first quarter was $2,758 million, an increase of $446 million over the comparable prior period in 2018, driven largely by the same factors noted above.

Detailed segmented financial information and analysis can be found below under Adjusted EBITDA by Segments.

SECURED PROJECT UPDATE

The Company announced today that it is proceeding with a $0.2 billion expansion of the Dawn to Parkway gas transmission system in Ontario. This expansion is underpinned by a successful open season that generated roughly 75 mmcf/d of incremental capacity commitments over a 15-year term to meet growing demand in Ontario and the U.S. Northeast. The Company will apply for cost of service regulatory treatment under the Incremental Capital Module of its new incentive framework approved by the Ontario Energy Board (OEB). The project is expected to come into service by the end of 2021.

In the first quarter, the Company had also announced $0.3 billion of new pipeline and utility growth capital projects, which included the East-West Tie (EWT) Transmission Project and the acquisition of the Generation Pipeline.

The EWT Transmission Project will add capacity between Wawa and Thunder Bay to support electricity supply to Northwest Ontario. Enbridge currently has a 25% equity interest in EWT and plans to invest approximately $0.2 billion for its share of the project. The project is supported by a cost of service framework and is expected to be in service in late 2021. All major permitting is now secured and the construction phase is proceeding with work along the right of way expected to begin in June.

Generation Pipeline is a 355 million cubic feet a day pipeline that serves power generation and industrial load in northern Ohio and will interconnect with the Nexus Pipeline. Enbridge's share of the acquisition is approximately US$0.1 billion and the pipeline is fully contracted with long term agreements. The transaction is expected to close in the second half of 2019.

PROJECT EXECUTION UPDATE

The Company now has a $16 billion inventory of secured projects at various stages of execution which are scheduled to come into service between 2019 and 2023. The individual projects that make up the secured program are all supported by long-term take-or-pay contracts, cost-of-service frameworks or similar low-risk commercial arrangements and are diversified across a wide range of business platforms and regulatory jurisdictions.

Of these projects, roughly $3 billion are expected to come into service later in 2019. This includes the Gray Oak pipeline, of which Enbridge holds a 22.8% ownership interest. Project execution forecasts have been refreshed to reflect updated construction cost estimates and timing. Gray Oak is expected to come into service in the fourth quarter of 2019 with Enbridge’s share of the capital cost expected to be US$0.7 billion. This project continues to have an attractive risk/return profile and forms a part of Enbridge’s strategy to further build out its pipeline network in the US Gulf Coast.

LINE 3 REPLACEMENT UPDATE

The Line 3 Replacement Project is a critical integrity replacement project that will enhance the safety and reliability of the Enbridge Liquids Mainline System.

Construction on the Canadian segment of the pipeline is expected to be completed by the end of May. The pipeline replacement work in Wisconsin is complete and was placed into service in 2018. Regulatory and permitting work in North Dakota is complete and construction is expected to be undertaken in 2020 in conjunction with adjacent construction spreads.

In Minnesota, the MPUC has finalized all of its written orders and has denied all petitions to reconsider its regulatory decisions. The permitting process is under way with all relevant federal and state agencies, including the U.S. Army Corps of Engineers, the Minnesota Department of Natural Resources (DNR), the Minnesota Pollution Control Agency (PCA), as well as other local government agencies in Minnesota. During the quarter, the DNR and the PCA published processes and timelines for issuing their environmental permitting by November 2019. Enbridge anticipates that the remaining Federal permits will be finalized approximately 30 to 60 days thereafter. This new permitting schedule updates the Company's prior expectation for the receipt of final State permits in the second quarter of 2019, which underpinned an expected in-service date before the end of 2019. In light of this new permitting timeline, the Company is developing a revised construction schedule and related cost estimates for the Line 3 Replacement Project. However, as previously disclosed, based on the new permitting timeline, the Company expects an in-service date during the second half of 2020.

Construction costs for the Line 3 Replacement Project are tracking below budget in Canada and above budget in the U.S. due to permitting delays in Minnesota. Depending on the final in service date, there is a risk that the project will exceed the Company's total cost estimate of $9 billion. However, the Company does not anticipate any capital cost impacts that are material to Enbridge's financial position and outlook.

OTHER BUSINESS UPDATES
Enbridge has been advancing discussions with industry on the terms of a new commercial framework for the Liquids Mainline System to replace the existing Competitive Toll Settlement that expires in June 2021. The Company plans to launch an open season in mid-July 2019, with the goal of bringing forward a toll filing to its regulator, the National Energy Board (NEB), by year-end.
One of the Company’s strategic priorities is to ensure timely and fair returns on existing and new capital additions to the Company’s U.S. natural gas transmission systems. Enbridge continues to actively work with the Federal Energy Regulatory Commission (FERC) and with customers to advance all outstanding rate proceedings. Discussions continue on the Section 4 rate case previously initiated for the Texas Eastern system, with the expectation of having a negotiated settlement in place before the end of the year. Enbridge is nearing an agreement in principle with customers on a Section 5 settlement on the East Tennessee system resulting in an immaterial revenue reduction. A Section 4 rate case proceeding is planned for the first half of next year on this system. The Company is also preparing to enter into early stage rate discussions with customers on the Algonquin system in the coming months. FERC’s 501-G processes on all of the Company's other pipelines have been closed out or settled with no material impact to revenue.

FINANCING UPDATE

In 2018 the Company reached agreements to sell over $7.8 billion of non-core assets. The Company has now received proceeds from asset sales of approximately $5.7 billion, with the balance expected by mid-2019. These proceeds have provided the Company with significant additional financial flexibility to further strengthen the balance sheet and fund the secured growth program. As of March 31, 2019, the Company's consolidated Debt to EBITDA ratio was 4.7x on a trailing twelve month basis. This is in line with its updated long term target credit metric range of 4.5x to comfortably below 5.0x Debt to EBITDA.

The sponsored vehicle buy-ins completed in the fourth quarter of 2018 have also provided an opportunity to simplify the Company's debt financing structure and strategy. Actions subsequently taken include:

•	Completion of a $1.6 billion exchange of Enbridge Income Fund term debt for notes of Enbridge Inc.

•	The amendment of certain covenants in the Enbridge Energy Partners, L.P. (EEP) and Spectra Energy Partners LP (SEP) trust indentures and entry into a "cross guarantee" arrangement with Enbridge Inc.

•	The redemption of US$400 million of EEP junior subordinated notes

•	The retirement/redemption of Westcoast Energy Inc. preferred shares and debt securities

The Company believes that these changes to its debt funding structure and financing strategy have substantially reduced structural subordination, will further enhance the credit profile of the consolidated Enbridge group and will reduce its cost of capital over the longer term.

On January 25, 2019, Moody's Investors Service announced that it had upgraded Enbridge Inc.'s senior unsecured debt rating to Baa2 with a positive outlook. Each of Standard & Poor’s, Fitch and DBRS have recently reaffirmed Enbridge Inc.'s senior unsecured debt rating at BBB+, BBB+ and BBB High, respectively.

Given the progress on leverage reduction, the Company announced in the fourth quarter of 2018 that it would suspend its DRIP effective with the dividend payment on December 1, 2018, which was earlier than originally contemplated. With this action, the Company has now moved to a fully self-funded financing model and will no longer require external equity to support its growth program going forward.

EXECUTIVE LEADERSHIP CHANGES

Today Enbridge announced the following executive leadership changes, effective June 1, 2019.
Colin Gruending is appointed Executive Vice President & Chief Financial Officer. In this role Colin will have accountability for Enbridge’s finance and accounting functions inclusive of: Corporate Accounting, Financial Planning and Analysis, Treasury, Tax, Risk and Insurance, Audit and Investor Relations. Colin most recently held the position of Senior Vice President, Corporate Development & Investment Review. During his 20+ years with Enbridge, Colin has held a series of senior finance and accounting leadership positions. Colin has a Bachelor of Commerce, is a Chartered Professional Accountant and a Chartered Financial Analyst.
John Whelen is appointed Executive Vice President & Chief Development Officer. In this role, he will be responsible for Corporate Development, Strategic Planning and Investment Review. In addition, he will provide executive oversight of our Renewable Power Generation & Transmission and Energy Services business units. John most recently held the position of Executive Vice President & Chief Financial Officer since 2014. During his 26+ years with Enbridge, John has held a series of executive positions in both finance and corporate development. John has a Master of Business Administration and a Bachelor of Science (Economics).

Vern Yu is appointed President & Chief Operating Officer, Liquids Pipelines and will report to Guy Jarvis, Executive Vice President, Liquids Pipelines. In this role, Vern will be accountable for Operations (US and Canada), Engineering and Asset Management, and Pipeline Control of the Liquid Pipelines business unit. Prior to this role, Vern was Executive Vice President & Chief Development Officer. During his 25+ year tenure with Enbridge Vern has held executive roles in finance and corporate development as well as leading the business and market development activities for Liquids Pipelines. Vern has a Master of Business Administration, Bachelor of Applied Science (Engineering) and is a Professional Engineer.
These key internal appointments reinforce the effectiveness of executive succession and highlights Enbridge’s approach to developing and progressing internal talent.

FIRST QUARTER 2019 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders, and cash provided by operating activities for the first quarter of 2019.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Liquids Pipelines	2,072	1,156
Gas Transmission and Midstream	1,020	126
Gas Distribution	662	636
Renewable Power Generation and Transmission	124	109
Energy Services	6	169
Eliminations and Other	248	(279)
EBITDA	4,132	1,917

Earnings attributable to common shareholders	1,891	445

Cash provided by operating activities	2,176	3,194

For purposes of evaluating performance, the Company makes adjustments for unusual, non-recurring or non-operating factors to GAAP reported earnings, segment EBITDA, and cash flow provided by operating activities, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of the underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per common share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,729	1,627
Gas Transmission and Midstream	1,040	1,046
Gas Distribution	693	646
Renewable Power Generation and Transmission	123	139
Energy Services	176	22
Eliminations and Other	8	(74)
Adjusted EBITDA[1,3]	3,769	3,406
Maintenance capital	(179)	(165)
Interest expense[1]	(684)	(652)
Current income tax[1]	(158)	(75)
Distributions to noncontrolling interests and redeemable noncontrolling interests	(46)	(293)
Cash distributions in excess of equity earnings[1]	94	63
Preference share dividends	(95)	(87)
Other receipts of cash not recognized in revenue[2]	53	76
Other non-cash adjustments	4	39
DCF[3]	2,758	2,312
Weighted average common shares outstanding	2,016	1,685

1	Presented net of adjusting items.

2	Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

3	Schedules reconciling adjusted EBITDA and DCF are available as an Appendix to this news release.

First quarter 2019 DCF increased by $446 million compared to the same period in 2018. The key drivers of quarter-over-quarter growth are summarized below:

•
An increase in adjusted EBITDA primarily due to strong business performance across most business segments and incremental contributions from new projects placed into service. For further detail on business performance refer to Adjusted EBITDA by Segments below.

•
Lower distributions to noncontrolling interest following the completion of Enbridge's buy-in of the publicly held interest in its sponsored vehicles, which were completed in separate transactions, in the fourth quarter of 2018.

•	Higher equity distributions from equity investments due to strong performance as well as new equity investments placed into service.

Partially offsetting the DCF growth drivers noted above were:

•
Higher financing costs resulting from incremental debt, preferred shares and hybrid securities issued since the first quarter of 2018, partially offset by interest expense savings from debt repayments made in the second half of 2018.

•	Higher current tax, which in part reflected higher earnings before income tax generated from operating segments.

ADJUSTED EARNINGS	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[2]	3,769	3,406
Depreciation and amortization	(840)	(824)
Interest expense[1]	(668)	(622)
Income taxes[1]	(488)	(256)
Noncontrolling interests and redeemable noncontrolling interests[1]	(38)	(240)
Preference share dividends	(95)	(89)
Adjusted earnings[2]	1,640	1,375
Adjusted earnings per common share	0.81	0.82

1	Presented net of adjusting items.

2	Schedules reconciling adjusted EBITDA and adjusted earnings are available as an Appendix to this news release.

Adjusted earnings increased by $265 million for the first quarter of 2019 compared to the same period in 2018. Growth in adjusted earnings was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Distributable Cash Flow above. Other notable quarter-over-quarter drivers were:

•
Lower earnings attributable to noncontrolling interest following the completion of Enbridge’s buy-in of the publicly held interest in its sponsored vehicles, which were completed in separate transactions, in the fourth quarter of 2018.

Partially offsetting the adjusted earnings growth drivers noted above:

•
Higher depreciation and amortization expense as a result of placing new assets into service, net of depreciation expense no longer recorded for assets which were classified as assets held for sale or sold during 2018.

•
Higher income tax expense, in part due to higher earnings before tax and a higher effective income tax rate. The period-over-period increase in the effective income tax rate is partly due to the buy-in of the US Master Limited Partnerships (MLP), Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP, which results in the Company being taxed on 100% of the MLP earnings rather than the Company’s proportionate share of their earnings.

Adjusted earnings per share for the first quarter of 2019 decreased by $0.01 compared with the first quarter of 2018. The increase in adjusted earnings noted above, was offset on a per share basis by the issuance of approximately 297 million common shares to acquire, in separate transactions, all of the outstanding equity securities of its sponsored vehicles not beneficially owned by Enbridge during the fourth quarter of 2018.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from United States dollar denominated businesses were translated at stronger average Canadian dollar exchange rates in the first quarter of 2019 (C$1.33/$US) when compared to the corresponding 2018 period (C$1.26/$US). A portion of the United States dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Mainline System[1]	964	942
Regional Oil Sands System	227	222
Gulf Coast and Mid-Continent System	216	178
Other[2]	322	285
Adjusted EBITDA[3]	1,729	1,627

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[4]	2,717	2,625
Regional Oil Sands System[5]	1,751	1,629
International Joint Tariff (IJT)[6]	$4.15	$4.07
1 Mainline System includes the Canadian Mainline and the Lakehead System, which were previously reported separately.
2 Included within Other are Southern Lights Pipeline, Express-Platte System, Bakken System and Feeder Pipelines & Other.
3 Schedules reconciling adjusted EBITDA are provided in the Appendices to this news release.
4 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from western Canada.
5 Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System.
6 The IJT benchmark toll and its components are set in United States dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 45% of total Mainline System revenue and the average effective FX rate for the Canadian portion of the Mainline during the first quarter of 2019 was US$1.19 (Q1 2018: US$1.25).
The US portion of the Mainline System is subject to FX translation similar to the Company’s other US based businesses, which are translated at the average spot rate for a given period. A portion of this US dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA increased by $102 million for the first quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
Mainline System EBITDA contribution increased primarily due to higher throughput, driven by strong supply and continued optimizations of the system. Also contributing to higher EBITDA was a period-over-period increase in the International Joint Tariff. The increase was partially offset by a lower foreign exchange rate on contracts used to hedge United States dollar denominated revenues from the Canadian portion of the Mainline System.

•	Regional Oil Sands System contribution increased in part due to incremental EBITDA generated from the AOC Lateral Acquisition, which closed in early 2019.

•	Gulf Coast and Mid-Continent System growth was driven by higher spot volumes on Flanagan South and Seaway pipelines due to the redirection of volumes to the Gulf Coast resulting from refinery outages.

•	Other increased primarily as a result of strong throughput on the Bakken Pipeline System.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
US Gas Transmission	718	650
Canadian Gas Transmission[1]	215	281
US Midstream	52	82
Other	55	33
Adjusted EBITDA[2]	1,040	1,046
1 Canadian Gas Transmission includes Alliance Pipeline, which was previously reported separately.
2 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

•
Gas Transmission and Midstream adjusted EBITDA decreased by $6 million for the first quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•	US Gas Transmission adjusted EBITDA benefited from incremental contributions from new pipelines placed into service in late 2018, including Valley Crossing.

•
Canadian Gas Transmission reflected the absence of EBITDA from the provincially regulated Canadian natural gas gathering and processing business which was sold on October 1, 2018. The sale of the remaining NEB regulated assets is expected to close by mid-2019.

•	US Midstream adjusted EBITDA reflected the absence of EBITDA from Midcoast Operating, L.P. which was sold on August 1, 2018.

•	Other adjusted EBITDA growth was driven by contributions from the Big Foot Oil and Gas offshore pipelines.

GAS DISTRIBUTION

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	642	573
Other	51	73
Adjusted EBITDA[1]	693	646

Operating Data
EGI
Volumes (billions of cubic feet)	719	669
Number of active customers (thousands)[2]	3,722	3,677
Heating degree days[3]
Actual	2,046	1,900
Forecast based on normal weather[4]	1,922	1,920
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

2	Number of active customers at the end of the reported period.

3	Heating degree days is an measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.

4	As per OEB approved methodology used in setting rates.

Enbridge Gas Distribution (EGD) and Union Gas (UG) were amalgamated on January 1, 2019. The amalgamated company has been renamed Enbridge Gas Inc. (EGI). Post amalgamation the financial results of EGI reflect the combined performance of the two legacy utility operations.

Gas Distribution adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric usage during the heating season, and lowest in the third quarter as there is generally less volumetric usage during the summer. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes in a given quarter.

Gas Distribution adjusted EBITDA increased by $47 million for the first quarter 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
Colder weather in EGI’s franchise areas in the first quarter of 2019 driving higher utilization relative to 2018, along with higher distribution charges primarily resulting from increases in distribution rates and customer base, and absence of earnings sharing which was recorded in the first quarter of 2018 under EGD's previous incentive rate structure.

•	The colder weather in the first quarter of 2019 when compared to the normal weather forecast embedded in rates, positively impacted EBITDA by approximately $33 million.

RENEWABLE POWER GENERATION AND TRANSMISSION

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	123	139
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Renewable Power Generation and Transmission adjusted EBITDA decreased by $16 million for the first quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•	Weaker wind resources primarily at US wind farms.

•	Absence of a positive arbitration settlement of $11 million from a warranty claim that occurred in the first quarter of 2018.

•	These impacts were partially offset by a full quarter of EBITDA contribution from the Rampion Offshore Wind Project and stronger operating performance at certain Canadian wind farms.

ENERGY SERVICES

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	176	22
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Energy Services adjusted EBITDA increased by $154 million for the first quarter of 2019 when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
Higher EBITDA contributions from Energy Services crude operations due to the widening of certain location and quality differentials during the second half of 2018, which increased opportunities to generate profitable margins that were realized during the first quarter of 2019.

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Operating and administrative	63	(32)
Realized foreign exchange hedge settlements	(55)	(42)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization[1]	8	(74)
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Operating and administrative costs captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) net of amounts recovered from business units for the provision of those services. Also, as previously noted, US dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program is captured in this segment.

Eliminations and Other adjusted EBITDA increased by $82 million for the first quarter of 2019, when compared to the same period in 2018. The key quarter-over-quarter performance drivers are summarized below:

•
Lower operating and administrative costs in 2019, compounded by the timing of the recovery of certain operating and administrative costs allocated to the business segments in 2018, which were more heavily weighted to the second half.

•
Higher realized foreign exchange hedge settlement losses due to higher hedged amounts and a stronger United States dollar in the first quarter of 2019 ($1.33) when compared to the first quarter of 2018 ($1.26), which more than offset the more favourable hedge rate in the first quarter of 2019 ($1.24) relative to the first quarter of 2018 ($1.16).

CONFERENCE CALL

Enbridge will host a conference call and webcast on May 10, 2019 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2019 first quarter financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 4987355#. The call will be audio webcast live at https://edge.media-server.com/m6/p/u7by2zc5. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 4987355#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

FORWARD-LOOKING INFORMATION
Forward-looking information, or forward-looking statements, have been included in this news release to provide information about the Company and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected DCF or DCF per share; expected future cash flows; expected performance of the Company’s businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected credit metrics and debt to EBITDA levels; expected cost of capital and costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for our commercially secured growth program; our United States Line 3 Replacement Program; expected future growth and expansion opportunities; expectations about the Company’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected future actions of regulators; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the stock-for-stock merger transaction between Enbridge and Spectra Energy Corp (the Merger Transaction) including the combined Company’s scale, financial flexibility, growth program, future business prospects and performance and streamlining opportunities;; the transactions undertaken to simplify our corporate structure; plans to launch a binding open season for the Liquids Mainline System; toll and rate case discussions and filings; dividend growth and dividend payout expectation; and expectations resulting from the successful execution of our 2018-2020 Strategic Plan.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; the timing and closing of dispositions; the realization of anticipated benefits and synergies of the Merger Transaction; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of our dividend policy on the Company’s future cash flows; credit ratings; capital project funding; expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction on the Company, expected EBITDA, expected adjusted EBITDA, earnings/(loss), expected adjusted earnings/(loss) and associated per share amounts, or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of the Merger Transaction, operating performance, regulatory parameters, changes in regulations applicable to our business, acquisitions and dispositions, the transactions undertaken to simplify our corporate structure, our dividend policy, project approval and support, renewals of rights of way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. (the Company) is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 20% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,750 MW of net renewable generating capacity in North America and Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past nine years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people's quality of life. For more information, visit www.enbridge.com.
None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

DIVIDEND DECLARATION

On April 23, 2019, our Board of Directors declared the following quarterly dividends. All dividends are payable on June 1, 2019, to shareholders of record on May 15, 2019.

Dividend per share
Common Shares	$0.73800
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C1	$0.25395
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P2	$0.27369
Preference Shares, Series R	$0.25000
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.25000
Preference Shares, Series 5[3]	US$0.33596
Preference Shares, Series 7[4]	$0.27806
Preference Shares, Series 9	$0.27500
Preference Shares, Series 11	$0.27500
Preference Shares, Series 13	$0.27500
Preference Shares, Series 15	$0.27500
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19	$0.30625

1
The quarterly dividend per share paid on Series C was decreased to $0.25395 from $0.25459 on March 1, 2019, due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares.

2	The quarterly dividend per share paid on Series P was increased to $0.27369 from $0.25000 on March 1, 2019, due to reset of the annual dividend on March 1, 2019, and every five years thereafter.

3	The quarterly dividend per share paid on Series 5 was increased to US$0.33596 from US$0.27500 on March 1, 2019, due to reset of the annual dividend on March 1, 2019, and every five years thereafter.

4	The quarterly dividend per share paid on Series 7 was increased to $0.27806 from $0.27500 on March 1, 2019, due to reset of the annual dividend on March 1, 2019, and every five years thereafter.

NON-GAAP RECONCILATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share, and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, non-recurring or non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, non-recurring or non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes, noncontrolling interests and redeemable noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains which are subject to market variability. Because of those challenges, a reconciliation of forward looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS
CONSOLIDATED EARNINGS

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Liquids Pipelines	2,072	1,156
Gas Transmission and Midstream	1,020	126
Gas Distribution	662	636
Renewable Power Generation and Transmission	124	109
Energy Services	6	169
Eliminations and Other	248	(279)
EBITDA	4,132	1,917
Depreciation and amortization	(840)	(824)
Interest expense	(685)	(656)
Income tax (expense)/recovery	(584)	73
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(37)	24
Preference share dividends	(95)	(89)
Earnings attributable to common shareholders	1,891	445

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,729	1,627
Gas Transmission and Midstream	1,040	1,046
Gas Distribution	693	646
Renewable Power Generation and Transmission	123	139
Energy Services	176	22
Eliminations and Other	8	(74)
Adjusted EBITDA	3,769	3,406
Depreciation and amortization	(840)	(824)
Interest expense	(668)	(622)
Income taxes	(488)	(256)
Noncontrolling interests and redeemable noncontrolling interests	(38)	(240)
Preference share dividends	(95)	(89)
Adjusted earnings	1,640	1,375
Adjusted earnings per common share	0.81	0.82

EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars, except per share amounts)
EBITDA	4,132	1,917
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	(436)	277
Asset write-down loss	—	1,057
Employee severance, transition and transformation costs	44	97
Equity investment asset impairment	—	33
Other	29	25
Total adjusting items	(363)	1,489
Adjusted EBITDA	3,769	3,406
Depreciation and amortization	(840)	(824)
Interest expense	(685)	(656)
Income tax (expense)/recovery	(584)	73
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(37)	24
Preference share dividends	(95)	(89)
Adjusting items in respect of:
Interest expense	17	34
Income taxes	96	(329)
Noncontrolling interests and redeemable noncontrolling interests	(1)	(264)
Adjusted earnings	1,640	1,375
Adjusted earnings per common share	0.81	0.82

APPENDIX B NON-GAAP RECONCILIATION – SEGMENTED EBITDA TO ADJUSTED EBITDA

LIQUIDS PIPELINES

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,729	1,627
Change in unrealized derivative fair value gain/(loss)	343	(298)
Asset write-down loss - asset held for sale	—	(144)
Employee severance, transition and transformation costs	—	(26)
Other	—	(3)
Total adjustments	343	(471)
EBITDA	2,072	1,156

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,040	1,046
Change in unrealized derivative fair value gain	—	6
Asset write-down loss - US Midstream	—	(913)
Employee severance, transition and transformation costs	—	(7)
Other	(20)	(6)
Total adjustments	(20)	(920)
EBITDA	1,020	126

GAS DISTRIBUTION

	Three months ended March 31,
	2019	2018
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	693	646
Change in unrealized derivative fair value gain	4	1
Noverco Inc. equity earnings adjustment	—	(9)
Employee severance, transition and transformation costs	(35)	(2)
Total adjustments	(31)	(10)
EBITDA	662	636

RENEWABLE POWER GENERATION AND TRANSMISSION

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	123	139
Change in unrealized derivative fair value gain	1	3
Equity investment asset impairment	—	(33)
Total adjustments	1	(30)
EBITDA	124	109

ENERGY SERVICES

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	176	22
Change in unrealized derivative fair value gain/(loss)	(164)	147
Write-down of inventory to the lower of cost or market	(6)	—
Total adjustments	(170)	147
EBITDA	6	169

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization	8	(74)
Change in unrealized derivative fair value gain/(loss)	252	(136)
Employee severance, transition and transformation costs	(9)	(62)
Other	(3)	(7)
Total adjustments	240	(205)
Earnings/(loss) before interest, income taxes, and depreciation and amortization	248	(279)

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended March 31,
	2019	2018
(unaudited, millions of Canadian dollars)
Cash provided by operating activities	2,176	3,194
Adjusted for changes in operating assets and liabilities[1]	667	(622)
	2,843	2,572
Distributions to noncontrolling interests and redeemable noncontrolling interests	(46)	(293)
Preference share dividends	(95)	(87)
Maintenance capital expenditures[2]	(179)	(165)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	53	76
Employee severance, transition and transformation costs	44	132
Distributions from equity investments in excess of cumulative earnings[4]	61	57
Other items	77	20
DCF	2,758	2,312

1	Changes in operating assets and liabilities, net of recoveries.

2
Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

3 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

4	Presented net of adjusting items.